Exhibit 5.1

GS

Goldfarb Seligman

Law Offices | Established 1930

Electra Tower 98 Yigal Alon Street Tel Aviv 6789141, Israel Tel +972 (3) 608-9999 Fax +972 (3) 608-9909	WWW.GOLDFARB.COM INFO@GOLDFARB.COM

Adam M. Klein
Direct: +972 (3) 608-9947
Fax: +972 (3) 608-9855
adam.klein@goldfarb.com
Perion Network Ltd. 26 HaRokmim Street Holon, 5885849 Israel	March 7, 2017
File: 5300/14

Ladies and Gentlemen,

We refer to the Registration Statement on Form S-8 (the “Registration Statement”) to be filed on or about the date hereof with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), on behalf of Perion Network Ltd. (the “Company”), relating to an additional 2,700,000 of the Company’s Ordinary Shares, par value NIS 0.01 per share (the “Shares”), issuable under the Company’s Equity Inventive Plan, as amended (as amended, the “Plan”).

We are members of the Israel Bar and we express no opinion as to any matter relating to the laws of any jurisdiction other than the laws of Israel.

In connection with this opinion, we have examined such corporate records, other documents and such questions of Israeli law as we have considered necessary or appropriate for the purposes of this opinion.  In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all copies submitted to us, the authenticity of the originals of such copies and, as to matters of fact, the accuracy of all statements and representations made by officers of the Company.  We have also assumed that each individual grant under the Plan to be made after the date hereof will be duly authorized by all necessary corporate action, in accordance with the Israeli Companies Law, 5759-1999.

Based on the foregoing and subject to the qualifications stated herein, we advise you, that in our opinion, the Shares, when issued and paid for in accordance with the Plan, will be duly authorized, validly issued, fully paid and non-assessable.

This opinion is rendered as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof that may affect this opinion.

We hereby consent to the filing of this opinion as part of the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations promulgated thereunder, nor do we thereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

Sincerely, /s/ Goldfarb Seligman & Co. Goldfarb Seligman & Co.